Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer and Corporate Secretary
(631) 537-1001, ext. 7255

BRIDGE BANCORP, INC. NAMES ANTONIA M. DONOHUE NEW DIRECTOR

(Bridgehampton, NY – September 27, 2011) Bridge Bancorp, Inc. (the “Company”) (NASDAQ®:BDGE), the holding company for The Bridgehampton National Bank (the “Bank”), announced today that its Board of Directors has appointed Antonia M. Donohue, a partner in the law firm of Jaspan Schlesinger LLP, to serve as a Director of Bridge Bancorp, Inc. and its banking subsidiary, The Bridgehampton National Bank.

“Toni brings with her an in-depth knowledge of banking law and industry experience,” commented Marcia Z. Hefter, the Company’s chairperson. “She also represents a geographic marketplace that we are expanding into and her insight will be invaluable,” Ms. Hefter added.

Antonia M. Donohue is a member of her Firm’s Management Committee and serves as the chairperson of the Firm’s Banking and Financial Services Practice Group.  She is active in its Bankruptcy and Creditors’ Rights Practice Group and Real Estate Practice Group, and has extensive experience representing financial institutions in workout, foreclosure, collection, bankruptcy, litigation and real estate loan transactions, as well as extensive real estate litigation experience, including title claims litigation.

She received her Juris Doctor from St. John’s University School of Law in 1984 and her Bachelor of Arts, cum laude, in 1981 from the University of Massachusetts.  Ms. Donohue is a member of the NY State Bar Association, the Nassau County Bar Association and the Nassau County Women’s Bar Association.  She is also a member of the Board of Directors of the Long Island Chapter of the Turnaround Management Association.  Ms. Donohue was named a recipient of the Long Island Business News, April 2009, 50 Most Influential Women. She is a frequent lecturer on commercial foreclosure, bankruptcy, workouts and collection and is the co-author of The Potential Liability of Attorneys to Third Party Creditors.

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank with assets of over $1 billion and a primary market area in Suffolk County, Long Island, operates 20 retail branch locations, including Deer Park, Center Moriches, Patchogue and Shirley.  Through the branch network and electronic delivery channels, the Bank provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through our subsidiary, Bridge Abstract and investments through Bridge Investment Services.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.